Exhibit 99.2

Titan International Inc. Announces Proposed Offering of Senior Secured Notes

Quincy, IL. - Titan International, Inc. (NYSE: TWI)
September 23, 2013

Titan International, Inc. (NYSE: TWI) (“Titan” or the “Company”) today announced its intention to offer through a private placement, subject to market and other conditions, $400 million aggregate principal amount of its Senior Secured Notes due 2020 (the “Notes”). The Notes are being offered by the initial purchasers only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended, and outside the United States in compliance with Regulation S.
Titan intends to use the net proceeds from the offering to finance the purchase of the Company's 7.875% Senior Secured Notes due 2017 (the “2017 Notes”), validly tendered pursuant to a tender offer and consent solicitation which it commenced on September 23, 2013, and to pay all consent payments, accrued interest, costs and expenses associated therewith. Titan intends to use any remaining net proceeds from the offering of the Notes for general corporate purposes, which may include repayment of other existing obligations (including the redemption, repurchase or other retirement of any remaining 2017 Notes) and financing potential future acquisitions.
This press release does not constitute an offer to sell, or the solicitation of an offer to buy, the Notes. Any offers of the Notes will be made only by means of a private offering circular. The Notes have not been registered under the Securities Act or the securities laws of any jurisdiction and may not be offered or sold in the United States without registration or an applicable exemption from registration requirements.
This press release is for information purposes only and is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of a consent with respect to any of the 2017 Notes. The tender offer and consent solicitation are being made pursuant to the tender offer and consent solicitation documents, including the Offer to Purchase that Titan is distributing to holders of the 2017 Notes. The tender offer and consent solicitation are not being made to holders of 2017 Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.
Titan International, Inc., a holding company, owns subsidiaries that supply wheels, tires, assemblies and undercarriage products for off-highway equipment used in agricultural, earthmoving/construction and consumer (including all terrain vehicles) applications.

Contact: Krista Gray, Director of IR & Communications
krista.gray@titan-intl.com; 217-221-4773